Exhibit 99

Boston Beer Contact:
Jessica Paar
(617) 368-5060

BOSTON BEER REPORTS

FOURTH QUARTER 2014 RESULTS

BOSTON, MA (2/24/15) — The Boston Beer Company, Inc. (NYSE: SAM) reported fourth quarter 2014 net revenue of $217.8 million, an increase of $12.4 million or 6% over the same period last year, mainly due to core shipment growth of 4%. Net income for the fourth quarter was $19.1 million, or $1.40 per diluted share, an increase of $1.0 million or $.07 per diluted share from the fourth quarter of 2013. This increase was primarily due to shipment increases partially offset by a higher tax rate.

Earnings per diluted share for the 52-week period ended December 27, 2014 were $6.69, an increase of $1.51, or 29%, from the comparable 52-week period in 2013. Net revenue for the 52-week period ended December 27, 2014 was $903.0 million, an increase of $163.9 million, or 22%, from the comparable 52-week period in 2013.

Highlights of this release include:

•	Depletions grew 13% and 22% from the comparable 13 and 52 week periods in the prior year.

•	Gross margin for the fourth quarter was 50% and the fiscal 2014 full-year was 51.5%.

•	Advertising, promotional and selling expenses were flat in the quarter compared to the fourth quarter of 2013 and increased $42.8 million or 21% for the full year 2014, primarily due to planned increased investments behind the Company’s brands.

•	Full year 2014 capital spending totaled $151.8 million, most of which relates to continued investments in the Company’s breweries and additional keg purchases.

•	Full year 2015 depletion growth is estimated to be between 8% and 12% and full year 2015 earnings per diluted share is estimated to be between $7.10 and $7.50.

•	Based on the estimated 2015 and future growth, current estimates of full-year 2015 capital spending now range between $80 million and $110 million.

Jim Koch, Chairman and Founder of the Company, commented, “I am pleased with our depletion growth in 2014 and that The Boston Beer Company after 30 years of brewing continues to help lead the craft beer industry both in innovation and variety. Our drinkers still get excited by our beers, and our growth is attributable to great beer innovation, coupled with strong sales execution and support from our distributors and retailers. I am especially proud of our employees for growing Samuel Adams in a very competitive environment and learning to brew, manage and sell a more complicated portfolio. At the end of the fourth quarter, we had a smooth transition to our spring seasonal Samuel Adams Cold Snap, which is in its second year. Cold Snap is a unique and approachable white ale brewed with a blend of exotic spices that has been well received by drinkers and retailers alike. In the first quarter we began a national rollout of our new session IPA, Samuel Adams Rebel Rider IPA and our new double IPA, Samuel Adams Rebel Rouser IPA, which we expect will complement Samuel Adams Rebel IPA, which had a successful launch in 2014. We remain confident about the long-term outlook for the craft category and our Samuel Adams brand.”

Martin Roper, the Company’s President and CEO stated, “In the fourth quarter, our depletions growth remained strong and benefited from growth in our Samuel Adams, Twisted Tea, Angry Orchard and Traveler brands. As we anticipated, depletions growth rates slowed from earlier in the year as we faced tougher comparables and we did not benefit from new product launches as we did earlier in the year. In the fourth quarter we had lower sales and marketing spending and higher shipments than expected, which resulted in higher earnings than anticipated. Looking forward, we are excited, but expect the competitive environment to be tougher. We therefore anticipate the need to increase investing in advertising, promotional and selling expenses behind existing brands and to support national rollouts of brands and test future innovations. We remain committed to investment in innovation, commensurate with the opportunities and the increased competitive activity that we see. With the launch of several new beers and ciders in the first quarter of 2015, and our planned increased investment behind Samuel Adams, Twisted Tea, Angry Orchard and Traveler brands, we believe we are well-positioned to maintain our momentum.”

Mr. Roper went on to say, “Over the past two years, our supply chain struggled under unexpected increased demand and we experienced higher operational and freight costs than we had planned. During that period, we completed significant capital and efficiency projects that increased our capacity and capabilities. Our focus for 2015 will be to take full advantage of these increased capabilities through improved training, stable scheduling, and operating efficiency and reliability improvements. We will also continue to make supply chain improvements intended to improve the freshness of our beers and enhance our customer service. As we absorb and optimize our 2013 and 2014 investments, we are slowing the pace of our capital expansion. Our sales focus in 2015 will be to ensure successful second year growth of our 2014 launches, and to support the national launch of our Traveler brand. Looking forward, we expect to maintain a high level of brand investment, as we pursue sustainable growth and innovation, and we remain prepared to forsake the earnings that may be lost as a result of these investments in the short term, as we pursue long term profitable growth.”

4th Quarter 2014 Summary of Results

Depletions grew 13% from the comparable 13-week period in the prior year, reflecting increases across the Angry Orchard®, Twisted Tea®, Samuel Adams® and Traveler® brands.

Core shipment volume was approximately 983,000 barrels, a 4% increase over the fourth quarter of 2013.

Fourth quarter shipment growth rates were lower than depletions growth rates, primarily due to timing of shipments and a decrease in distributor inventories. The Company believes distributor inventory at December 27, 2014 was at an appropriate level. Inventory at distributors participating in the Freshest Beer Program at December 27, 2014 decreased slightly in terms of days of inventory on hand when compared to December 28, 2013. The Company has approximately 68% of its volume on the Freshest Beer Program and it believes participation in the Program could reach 72% to 78% of its volume by the end of 2015.

Gross margin at 50% for the fourth quarter was lower than the 51% realized in the fourth quarter of the prior year, primarily due to higher brewery processing costs and unfavorable product mix effects that were partially offset by price increases.

Advertising, promotional and selling expenses were flat compared to the fourth quarter of 2013. Increases in local marketing, costs for additional sales personnel and freight to distributors due to higher volumes were offset by decreases in point of sale and media advertising due to the timing of these brand investments and new product launches during 2014 compared to the prior year.

General and administrative expenses increased by $600,000 from the fourth quarter of 2013, primarily due to increases in salary costs that were partially offset by lower consulting costs.

The Company’s effective tax rate for the fourth quarter increased to 39% from 37.5% in the fourth quarter of 2013 due to the full year unfavorable tax rate impact of bonus depreciation which was enacted during the fourth quarter of 2014.

Full Year 2014 Summary of Results

Depletions grew by 22% from the comparable 52-week period in 2013, reflecting increases across the Angry Orchard, Twisted Tea, Samuel Adams and Traveler brands.

Core shipment volume was approximately 4.1 million barrels, a 20% increase from the comparable 52-week period in 2013.

Advertising, promotional and selling expenses were $42.8 million higher than costs incurred in the comparable 52-week period in 2013. The increase was primarily a result of increased investments in media advertising, increased costs for additional sales personnel and commissions, point of sale and local marketing, and increased freight to distributors due to higher volumes.

General and administrative expenses increased by $3.6 million from the comparable 52-week period in 2013, primarily due to increases in salary costs.

The Company expects that its cash balance of $76.4 million as of December 27, 2014, along with future operating cash flow and the Company’s unused line of credit of $150.0 million, will be sufficient to fund future cash requirements.

During the fourth quarter and the period from December 28, 2014 through February 20, 2015, the Company repurchased 31,900 shares of its Class A Common Stock for an aggregate purchase price of approximately $8.6 million. As of February 20, 2015 the Company had approximately $41.9 million remaining on the $350.0 million share buyback expenditure limit set by the Board of Directors.

Depletion Estimates

Year-to-date depletions through the seven weeks ended February 14, 2015 are estimated by the Company to be up approximately 12% from the comparable period in 2014.

2015 Outlook

The Company currently projects full year 2015 earnings per diluted share to be between $7.10 and $7.50. The Company’s actual 2015 earnings per share could vary significantly from the current projection. Underlying the Company’s current 2015 projection are the following full-year estimates and targets:

•	Depletions and shipments percentage growth of between 8% and 12%.

•	National price increases of between 1% and 2%.

•	Gross margin of between 51% and 53%.

•	Increased investment in advertising, promotional and selling expenses of between $25 million and $35 million. This does not include any increases in freight costs for the shipment of products to the Company’s distributors.

•	Increased expenditures of between $10 million to $15 million for continued investment in Alchemy & Science brands, which are included in our full-year estimated increases in advertising, promotional and selling expenses. These estimates could change significantly and 2015 volume from these brands is unlikely to cover these and other potential Alchemy & Science brand investments.

•	Effective tax rate of approximately 38% based upon current tax laws and underlying regulations.

•	Estimated capital spending of between $80 million and $110 million, which could be significantly higher, depending on capital required to meet future growth. These estimates include capital investments for existing Alchemy & Science projects of between $3 million and $5 million.

About the Company

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. Inspired and unafraid to challenge conventional thinking about beer, Jim brought the recipe to life in his kitchen. Pleased with the results of his work, Jim decided to sample his beer with bars in Boston in the hopes that drinkers would appreciate the complex, full-flavored beer he brewed fresh in America. That beer was aptly named Samuel Adams Boston Lager®, in recognition of one of our nation’s great founding fathers, a man of independent mind and spirit. Little did Jim know at the time, Samuel Adams Boston Lager would soon become a catalyst of the American craft beer revolution.

Today, The Boston Beer Company brews more than 60 styles of beer. It relentlessly pursues the development of new styles and the perfection of classic beers by searching the world for the finest ingredients. Using the traditional four vessel brewing process, the Company often takes extra steps like dry-hopping, barrel-aging and a secondary fermentation known as krausening. The Company has also pioneered another revolution, the ‘extreme beer’ movement, where it seeks to challenge drinker’s perceptions of what beer can be. The Boston Beer Company has been committed to elevating the image of American craft beer by entering festivals and competitions around the globe, and is one of world’s most awarded breweries at international beer competitions. As an independent company, brewing quality beer remains its single focus. Although Samuel Adams® beer is America’s largest-selling craft beer, it accounts for only one percent of the U.S. beer market. The Boston Beer Company will continue its independently-minded quest to brew great beer and to advocate for the growth of craft beer across America. In addition to Samuel Adams beers and the other craft brands brewed by Alchemy & Science, its craft brew incubator, the Company’s brands include Twisted Tea® and Angry Orchard® hard cider. For more information, please visit www.samueladams.com, www.twistedtea.com, www.angryorchard.com, and www.alchemyandscience.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 27, 2014 and December 28, 2013. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Tuesday, February 24, 2015

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	(unaudited)
	December 27, 2014 (13 weeks)	December 28, 2013 (13 weeks)	December 27, 2014 (52 weeks)	December 28, 2013 (52 weeks)
Barrels sold	983	943	4,103	3,416

Revenue	$232,966	$220,566	$966,478	$793,705
Less excise taxes	15,149	15,191	63,471	54,652

Net revenue	217,817	205,375	903,007	739,053
Cost of goods sold	109,417	100,747	437,996	354,131

Gross profit	108,400	104,628	465,011	384,922
Operating expenses:
Advertising, promotional and selling expenses	58,493	58,207	250,696	207,930
General and administrative expenses	17,671	17,034	65,971	62,332
Impairment of long-lived assets	200	267	1,777	1,567

Total operating expenses	76,364	75,508	318,444	271,829

Operating income	32,036	29,120	146,567	113,093
Other income (expense), net:
Interest income (expense)	(1)	9	21	31
Other expense, net	(688)	(184)	(994)	(583)

Total other expense, net	(689)	(175)	(973)	(552)

Income before income tax provision	31,347	28,945	145,594	112,541
Provision for income taxes	12,273	10,866	54,851	42,149

Net income	$19,074	$18,079	$90,743	$70,392

Net income per common share - basic	$1.46	$1.40	$6.96	$5.47

Net income per common share - diluted	$1.40	$1.33	$6.69	$5.18

Weighted-average number of common shares - Class A basic	9,364	8,758	9,202	8,741

Weighted-average number of common shares - Class B basic	3,663	3,985	3,766	4,025

Weighted-average number of common shares - diluted	13,520	13,550	13,484	13,504

Other comprehensive income, net of tax:
Defined benefit plans liability adjustment	(716)	466	(716)	466
Comprehensive income	$18,358	$18,545	$90,027	$70,858

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 27, 2014	December 28, 2013

Assets
Current Assets:
Cash and cash equivalents	$76,402	$49,524
Accounts receivable, net of allowance for doubtful accounts of $144 and $160 as of December 27, 2014 and December 28, 2013, respectively	36,860	42,001
Inventories	51,307	56,397
Prepaid expenses and other current assets	12,887	9,606
Income tax receivable	21,321	1,038
Deferred income taxes	8,685	5,712

Total current assets	207,462	164,278

Property, plant and equipment, net	381,569	266,558
Other assets	12,447	9,556
Goodwill	3,683	3,683

Total assets	$605,161	$444,075

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$35,576	$34,424
Current portion of debt and capital lease obligations	55	53
Accrued expenses and other current liabilities	74,539	69,900

Total current liabilities	110,170	104,377

Deferred income taxes	50,717	32,394
Debt and capital lease obligations, less current portion	528	584
Other liabilities	7,606	4,635

Total liabilities	169,021	141,990

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,452,375 and 8,785,343 issued and outstanding as of December 27, 2014 and December 28, 2013, respectively	95	88
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,617,355 and 3,962,355 issued and outstanding as of December 27, 2014 and December 28, 2013, respectively	36	40
Additional paid-in capital	224,909	173,025
Accumulated other comprehensive loss, net of tax	(1,133)	(417)
Retained earnings	212,233	129,349

Total stockholders’ equity	436,140	302,085

Total liabilities and stockholders’ equity	$605,161	$444,075

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

(in thousands)

	December 27, 2014 (52 weeks)	December 28, 2013 (52 weeks)

Cash flows provided by operating activities:
Net income	$90,743	$70,392
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,138	25,903
Impairment of long-lived assets	1,777	1,567
Loss on disposal of property, plant and equipment	434	462
Bad debt (recovery) expense	(16)	19
Stock-based compensation expense	6,857	7,318
Excess tax benefit from stock-based compensation arrangements	(17,353)	(5,282)
Deferred income taxes	15,350	11,630
Changes in operating assets and liabilities:
Accounts receivable	5,157	(10,542)
Inventories	5,090	(12,036)
Prepaid expenses, income tax receivable and other assets	(9,447)	(7,616)
Accounts payable	884	3,173
Accrued expenses and other current liabilities	4,578	14,633
Other liabilities	2,019	361

Net cash provided by operating activities	141,211	99,982

Cash flows used in investing activities:
Purchases of property, plant and equipment	(151,784)	(100,655)
Cash paid for acquisition of brewery assets and other intangible assets	(100)	(2,753)
Change in restricted cash	53	62
Proceeds from disposal of property, plant and equipment	—	18

Net cash used in investing activities	(151,831)	(103,328)

Cash flows provided by (used in) financing activities:
Repurchase of Class A Common Stock	(7,859)	(29,585)
Proceeds from exercise of stock options	27,272	2,541
Cash paid on note payable and capital lease	(53)	(787)
Excess tax benefit from stock-based compensation arrangements	17,353	5,282
Net proceeds from sale of investment shares	785	956

Net cash provided by (used in) financing activities	37,498	(21,593)

Change in cash and cash equivalents	26,878	(24,939)

Cash and cash equivalents at beginning of year	49,524	74,463

Cash and cash equivalents at end of period	$76,402	$49,524

Supplemental disclosure of cash flow information:
Income taxes paid	$42,324	$29,442

Acquisition of property and equipment under capital lease	$—	$252

Increase in accounts payable for purchase of property, plant and equipment	$268	$—

Allocation of purchase consideration to brewery acquisition to the following assets:
Property, plant and equipment	$—	$110
Tradename	$—	$1,608
Goodwill	$—	$1,145

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com